UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2007 (January 2, 2007)

CRESTED CORP.
(Exact Name of Company as Specified in its Charter)

Colorado	0-8773	84-0608126
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 8.01. Amendment of Exclusivity Agreement with SXR Uranium One Inc.

Background - Original Exclusivity Agreement. On July 10, 2006, U.S. Energy Corp. (“USE”) and Crested Corp. (“Crested), d/b/a the USECC Joint Venture (“USECC”) signed an Exclusivity Agreement with sxr Uranium One Inc. (“Uranium One” or “SXR”), which is headquartered in Toronto, Canada with offices in South Africa and Australia (TSE and JSE “SXR”). Upon signing the Exclusivity Agreement, the Term Sheet (signed by Uranium One and by USE and Crested on June 22, 2006) became effective. The Term Sheet sets forth the indicative terms of a proposed sale of the majority of the USE and Crested’s uranium assets to Uranium One. The signing of the Exclusivity Agreement was reported on Form 8-K (filed July 13, 2006).

Under the July 10, 2006 Exclusivity Agreement, Uranium One paid USECC US $750,000 cash (nonrefundable, except for material breach of the Exclusivity Agreement) for the exclusive right to purchase the USECC uranium assets, including the Shootaring Canyon uranium mill in southeast Utah (and all geological libraries and other intellectual property related to the acquired assets and the mill), for a period of up to 270 days (an initial six month period, to January 6, 2007, plus an optional three month extension if requested by Uranium One). During this time, the parties were to prepare definitive acquisition agreements. Subject to satisfactory results on Uranium One’s due diligence review and obtaining all required approvals associated with the sale and purchase of the assets, the definitive agreements would be signed and the sale closed as soon as possible.

Under the original Exclusivity Agreement, it was anticipated that USECC would continue exploratory and other work on some or all of the assets. The Exclusivity Agreement provides that when the assets acquisition is closed, Uranium One will reimburse USECC for those expenses which have been pre-approved by Uranium One. USECC has continued such exploratory and other work.

Under the Term Sheet, Uranium One has the right to purchase the assets under the following terms:

•
US $49,250,000 in Uranium One common stock at a set price (the volume weighted average price of Uranium One stock for the 10 days prior to signing the Exclusivity Agreement, which was US $7.45 per share or Cdn $8.32 or approximately 6.6 million shares). This represents the US $50 million portion, less the cash paid for the Exclusivity Agreement. On January 5, 2007, Uranium One stock closed at Cdn $14.48 per share. The value of the Uranium One common stock at the recent close would be approximately US $81 million. However, we can’t predict the value of the stock when and if there is a closing of the sale, nor can we predict the value we may receive on liquidation of the stock thereafter.

•	US $20 million in cash upon the start of commercial operation of the Shootaring Canyon uranium mill.

•	US $7.5 million in cash upon the first delivery of mineralized material to a commercial uranium mill from any of the purchased properties that are subject to the Agreement.

•	A cash royalty equivalent to 5% of the revenues derived from the sales value of any commodity produced from the Shootaring Canyon uranium mill, to a maximum royalty payment of US $12.5 million.

USECC holds a 4% net profits interest on Rio Tinto’s Jackpot uranium property located on Green Mountain in Wyoming. This interest will not be included in the agreement to sell uranium assets to SXR. SXR has announced that it may acquire the Sweetwater mill and the Green Mountain properties from Rio Tinto, separate from the proposed transaction with USECC.

Amendment to Exclusivity Agreement. On January 2, 2007, USE and Crested, and Uranium One, amended the Exclusivity Agreement to provide for a three month extension (to April 6, 2007) within which to buy the uranium assets. The extension was requested by Uranium One, and the extension was allowed by the original Exclusivity Agreement. No other terms have been changed.

It is USE’s and Crested’s understanding that Uranium One’s due diligence, and discussions on obtaining approvals required from regulatory agencies to close the sale, are proceeding with results satisfactory to Uranium One. Uranium One has informed USE and Crested that drafts of the sale transaction documents are expected to be provided to USE and Crested in January 2007. However, under the extension, the deadline for the closing is not until April 6, 2007.

Closing of the sale transaction will be subject to approval by the companies’ boards of directors of of definitive sale transaction documents, and the execution and delivery of such documents.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Section 9. Financial Statements and Exhibits

Financial Statements: None

Exhibits:  None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTED CORP.

Dated: January 8, 2007	By:	/s/ HAROLD F. HERRON
President